UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 12, 2018
Date of Report (Date of earliest event reported)

Ecology and Environment Inc.
(Exact name of registrant as specified in its charter)

Commission File Number 1-9065

New York	16-0971022
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

368 Pleasant View Drive Lancaster, New York	14086
(Address of principal executive offices)	(Zip code)

(716) 684-8060
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 245 under the Securities Act (17 CFT 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFT 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFT 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFT 240.13e-4c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 2.05.	Costs Associated with Exit or Disposal Activities

During the first quarter of its 2019 fiscal year, Ecology and Environment Inc. (the “Company”) began a process to review the structure and resources within its U.S. operations and formulate a restructuring plan to simplify its organizational structure and streamline its delivery model to achieve higher levels of profitable growth. On December 12, 2018, the Company embarked on its organizational realignment efforts and began a process for notifying affected employees of voluntary retirement and involuntary separation programs (collectively, the “Staff Reduction Programs”) being implemented in connection with this restructuring plan.

Company management anticipates that the combined effect of the Staff Reduction Programs and other expense reduction initiatives will result in annual pre-tax cost savings of approximately $5.0 million to $6.5 million.  These activities are expected to result in pre-tax charges and cash expenditures of approximately $1.0 million to $1.5 million during the Company’s fiscal year ending July 31, 2019, consisting primarily of employee severance and termination benefits. The Company expects these initiatives to be completed by the end of the third quarter of fiscal year 2019.

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On December 12, 2018, the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) concluded that the Company’s consolidated financial statements and related reports filed with the Securities and Exchange Commission (the “SEC”) for periods ended prior to July 31, 2018 should no longer be relied upon due to errors related to accounting for an investment in an entity in which the Company holds a majority economic interest.  Similarly, related press releases, earnings releases and investor communications describing the Company’s financial statements for those periods should no longer be relied upon.

The Company has held a majority economic interest in Gestion Ambiental Consultores S.A. (“GAC”) since 1999, and had previously included GAC’s financial statements in consolidated financial statements filed with the SEC prior to July 31, 2018.  On December 12, 2018, the Company determined that it did not have a controlling financial interest in GAC, and that the Company’s net investment in GAC should have been accounted for using the equity method of accounting.  In addition to revised accounting for the Company’s investment in this entity, previously filed financial statements will also be adjusted for correction of other immaterial errors in the financial statements and disclosures.  GAC’s unaudited financial statements reflected total assets of approximately $4.6 million and $4.5 million at July 31, 2017 and 2016, respectively, gross revenues of approximately $7.7 million and $7.5 million for the fiscal years ended July 31, 2017 and 2016, respectively, and income from operations of approximately $0.5 million and $1.2 million for the fiscal years ended July 31, 2017 and 2016, respectively.  Correction of the consolidation error is not expected to have a material effect on previously reported consolidated total shareholders’ equity, net income attributable to Ecology and Environment Inc. or cash flows.

In lieu of filing separate amended annual and quarterly reports for the affected periods, the Company intends to file with the SEC, as soon as practicable, a comprehensive Annual Report on Form 10-K for the fiscal year ended July 31, 2018 (the “2018 Form 10-K”) with expanded financial information and other disclosures, including restated financial statements for the fiscal years ended July 31, 2017 and 2016.  Subsequent to filing the 2018 Form 10-K, the Company intends to prospectively amend previously filed financial statements for each of the first three quarters in the fiscal year ended July 31, 2018 when it files its Quarterly Reports on Form 10-Q during fiscal year 2019.

The Audit Committee discussed the matters disclosed in this Item 4.02 with Ernst & Young LLP, the Company’s independent registered public accounting firm, and with management.  In addition, management has also concluded that a material weakness in internal control over financial reporting existed related to the matters resulting in these restatements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ECOLOGY AND ENVIRONMENT INC.

	By	/s/Peter F. Sorci
Peter F. Sorci
Acting Chief Financial Officer

Dated: December 12, 2018